Exhibit 99.1

www.aspirawh.com

October 24, 2024

Dear Shareholder,

Yesterday, it was my honor to share news of an exciting development that we believe will shape Aspira Women’s Health for many years to come. We have been selected by the Advanced Research Projects Agency for Health (ARPA-H) as an awardee of the Sprint for Women’s Health, an initiative to address critical unmet challenges in women’s health, champion transformative innovations, and tackle health conditions that uniquely or disproportionately affect women. The contract was awarded as part of the White House Initiative on Women’s Health Research announced by First Lady Dr. Jill Biden.

Under this initiative, we were awarded $10 million in funding over two years to develop our multi-marker blood test to aid in the detection of endometriosis. Our test will rely on a powerful, AI-enabled algorithm that combines protein and microRNA biomarkers and patient data, and leverage technology that we pioneered for our ovarian cancer risk assessment blood tests. The endometriosis test, which was previously known by its project name EndoMDx, is being rebranded today as ENDOinform.

The award defines a series of project milestones, the first of which we expect to meet in the fourth quarter of 2024. Upon successful acceptance of the required information related to the first milestone, Aspira will receive a payment of $2 million. The award also provides for access to a team of world-class subject matter experts and advisors to support the successful completion and commercial launch of the test before the end of the two-year contract term. We will work with an ARPA-H Program Manager and the ARPA-H Investor Catalyst Hub in the design, development, and commercial launch of this first-of-its kind test.

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Aspira was selected as one of 23 awardees from a field of over 1,700 submissions. Most of these awards were given to early-stage projects. Aspira received one of only six Launchpad awards given to advanced-stage projects submitted by mature organizations with end-to-end product development capabilities. Aspira’s $10 million allocation was among the largest awards approved under the program, reflecting both our capabilities and the urgency of unmet medical needs related to endometriosis.

Endometriosis is a devastating, chronic gynecologic condition that affects as many as six million women in the United States alone. The lives of these women are impacted medically, economically, and socially. Many experience intense pain, starting as early as 12 years old, resulting in chronic absences from work or school. Women with endometriosis also have an increased risk of infertility and certain cancers. Moreover, the disease costs the American economy billions of dollars in lost productivity and healthcare expense each year.

Currently, this condition can only be identified through laparoscopic surgery. Many women face repeated invasive procedures over the course of their lives, with most women remaining undiagnosed for 7 to 10 years. ENDOinform is poised to radically change the diagnostic paradigm.

This is an incredible achievement and validation of Aspira’s capabilities. We have worked tirelessly to advance endometriosis diagnostic research for many years, but our strong scientific foundation alone would not have resulted in our success. We believe the intense focus on operational excellence and the rebuilding of our commercial capabilities over the past year were also instrumental in our selection. Our experienced and passionate cross-functional team came together to present a vision for ENDOinform that clearly impressed the selection committee. I am extraordinarily proud of both the effort and success.

Now the hard work really begins! We will work with the ARPA-H team to perform an assessment and detailed analysis of execution risks. Dr. Sandra Milligan, President, and Dr. Todd Pappas, Vice President of Research & Development, will leverage their extensive experience successfully leading similar projects as the executive sponsors of the project. They will be supported by Michelle Snider, who will step into a newly created Senior Vice President of Product Commercialization and Innovation role by the end of the year. I have begun a search for a Chief Commercial Officer to lead the sales and marketing organization Michelle has expanded and improved since joining Aspira last year.

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Rest assured, we will not lose sight of our growth goals for our existing portfolio. Our commercial capabilities were an important element of our ARPA-H proposal and the successful scaling of the OvaSuite tests will help us to drive adoption of the endometriosis product upon its completion.

We plan to review the program in more detail during a virtual Investor Day presentation on October 29th at 3:00 p.m. ET. Drs. Milligan and Pappas will share elements of our successful presentation and provide more details about the project. Investors can register using this link.

I want to thank you, our shareholders, for your support and commitment as this achievement would not have been possible without you. Our journey so far has had its challenges. You did not give up on us, and for that, I am deeply grateful.

On behalf of everyone on Team Aspira, and the millions of women who will benefit from our endometriosis test, thank you.

Sincerely,

Nicole Sandford

Chief Executive Officer

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